Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Brian Alford	Matt Beasley
	(405) 553-6984	(405) 558-4600

ENABLE MIDSTREAM REPORTS FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS

•	Increased fourth quarter 2015 and full year 2015 processed volumes by approximately 7 percent and 14 percent, respectively, compared to fourth quarter 2014 and full year 2014

•	Increased fourth quarter 2015 and full year 2015 intrastate transported volumes by approximately 14 percent compared to both fourth quarter 2014 and full year 2014

•	Increased fourth quarter 2015 Bakken crude gathered volumes by 15.6 thousand barrels per day (MBbl/d) compared to fourth quarter 2014

•	Announced a quarterly distribution of $0.318 per unit or $1.272 per unit annualized

OKLAHOMA CITY (February 17, 2016) - Enable Midstream Partners, LP (NYSE: ENBL) today announced financial results for fourth quarter and full year 2015.

Net income attributable to the partnership was $65 million for fourth quarter 2015, a decrease of $57 million compared to $122 million for fourth quarter 2014. The net income attributable to the partnership for fourth quarter 2015 reflects a $29 million non-cash impairment of long-lived assets, including intangible assets. Excluding these items, adjusted net income attributable to the partnership was $94 million for fourth quarter 2015, a decrease of $35 million compared to $129 million in adjusted net income attributable to the partnership for fourth quarter 2014.

Exhibit 99.1

Adjusted EBITDA for fourth quarter 2015 was $172 million, a decrease of $29 million, or 14 percent, compared to $201 million for fourth quarter 2014. Distributable cash flow (DCF) for fourth quarter 2015 was $100 million, a decrease of $24 million, or 19 percent, compared to $124 million for fourth quarter 2014.

For full year 2015, there was a net loss attributable to the partnership of $752 million, a decrease of $1,282 million compared to $530 million of net income attributable to the partnership for full year 2014. The net loss attributable to the partnership for full year 2015 reflects a non-cash impairment of $1,134 million resulting from a $1,087 million non-cash impairment of goodwill and a $47 million non-cash impairment of long-lived assets, including intangible assets. Excluding these items, adjusted net income attributable to the partnership was $382 million for full year 2015, a decrease of $156 million compared to $538 million in adjusted net income attributable to the partnership for full year 2014.

Adjusted EBITDA for full year 2015 was $801 million, a decrease of $80 million, or 9 percent, compared to $881 million for full year 2014. DCF for full year 2015 was $538 million, a decrease of $96 million, or 15 percent, compared to $634 million for full year 2014.

Excluding the impact of the non-cash impairment, the decrease in net income attributable to the partnership, adjusted EBITDA and DCF is primarily a result of lower gross margin due to lower commodity prices.

MANAGEMENT PERSPECTIVE

“With significant firm, fee-based cash flows, many high-quality, investment grade customers and ample liquidity, Enable is well-positioned for today's challenging energy industry environment," said Enable Midstream President and CEO Rod Sailor. "In addition, Enable recently announced steps to strengthen its balance sheet and improve its credit metrics through a preferred equity issuance, the elimination of a 2017 debt maturity and a reduction to its outlook for 2016 growth capital.

"In 2015, Enable strengthened its position in the high quality plays of the Anadarko basin through the addition of fee-based, gathering and processing contracts with over 330,000 gross dedicated acres and the completion of the 200 million cubic feet per day (MMcf/d) Bradley

Exhibit 99.1

Processing Plant located in the South Central Oklahoma Oil Province (SCOOP). Enable also added additional natural gas takeaway solutions in the Anadarko Basin through a successful open season that resulted in shipper commitments in excess of 175,000 dekatherms per day (Dth/d) on the Enable Gas Transmission (EGT) interstate pipeline and the completion of the Bradley Lateral in the fourth quarter of 2015.

"In 2016, Enable will remain financially disciplined, focusing on managing costs and deploying capital efficiently."

ENABLE DECLARES QUARTERLY DISTRIBUTION

As previously announced, on January 22, 2016, the board of directors Enable's general partner declared a quarterly cash distribution of $0.318 per unit on all outstanding common and subordinated units for the quarter ended December 31, 2015. The distribution was paid February 12, 2016, to unitholders of record at the close of business on February 2, 2016.

BUSINESS HIGHLIGHTS

In response to the current challenging market conditions, Enable recently announced that it has signed a definitive agreement with CenterPoint Energy, Inc. under which CenterPoint Energy, Inc. or one of its wholly owned subsidiaries will purchase $363 million of 10% Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Units. Enable will also repay $363 million of notes scheduled to mature in 2017 payable to a subsidiary of CenterPoint Energy Resources Corp. In addition, Enable reduced its 2016 expansion capital outlook to $375 million. The reduction of Enable's 2016 expansion capital includes deferring the completion date of the 200 MMcf/d Wildhorse processing plant to late 2017. These transactions and the reduction of 2016 expansion capital will remove the need to access capital markets for 2016.

For full year 2015, approximately 81 percent of gross margin was generated from contracts that are fee-based and approximately 56 percent of gross margin was attributable to firm contracts or contracts with minimum volume commitment features. For 2016, Enable anticipates approximately 95 percent of gross margin will be either fee-based or hedged. Over the same period and including the impact of hedges, Enable anticipates that a 10 percent increase or decrease in the price of natural gas and ethane from forecasted levels would have a minimal

Exhibit 99.1

impact to Adjusted EBITDA for 2016 while a 10 percent increase or decrease in the price of NGLs (excluding ethane) and condensate from forecasted levels would result in an increase or decrease of approximately $3 million in Adjusted EBITDA.

Producers have responded to the current challenging market conditions by continuing to focus on shale plays with the highest returns such as the SCOOP and STACK plays. According to data from Baker Hughes, rig counts in the Cana Woodford (which includes the SCOOP and STACK plays) have only declined approximately 20 percent over the past year, compared to over 55 percent declines in other major plays. Currently, Enable has 25 active rigs on its gas gathering and processing systems in the SCOOP and STACK plays. On Enable's gas gathering and processing systems outside the SCOOP and STACK plays, 3 rigs are active in Western Oklahoma and 4 rigs are active in the Haynesville Shale.

In first quarter of 2015, Enable completed the 200 MMcf/d Bradley Processing plant and now expects the 200 MMcf/d Bradley II processing plant to be in-service by the second quarter of 2016. For fourth quarter 2015 and full year 2015, Enable added 2,760 and 55,200 horsepower of compression, respectively, in the SCOOP, bringing the total horsepower of compression in that area to approximately 189,000.

In the Williston basin, Enable's 19,500 barrels per day (Bbl/d) Bear Den system was completed in April 2015 and volumes on that system have increased by more than 6,500 Bbl/d for fourth quarter 2015 compared to third quarter 2015. The first phase of the 30,000 Bbl/d Nesson system was completed in May 2015 and the remaining portions of that system are expected to be placed in service during 2016 and 2017.

In the Transportation and Storage segment, Enable held a successful open season for 175,000 Dth/d of capacity on EGT during the second quarter 2015 and expects the capacity to be in-service by second quarter 2017. Enable also completed the Bradley Lateral in fourth quarter 2015 to provide additional takeaway options for volume growth in the Anadarko basin.

FOURTH QUARTER KEY OPERATING STATISTICS

Natural gas gathered volumes were 3.04 trillion British thermal units per day (TBtu/d) for fourth quarter 2015, a decrease of 10 percent compared to 3.36 TBtu/d for fourth quarter 2014. The

Exhibit 99.1

decrease was due primarily to lower gathered volumes in the Ark-La-Tex and Arkoma basins, partially offset by higher gathered volumes in the Anadarko basin. Much of the decrease in the Ark-La-Tex and Arkoma basins is expected to be offset by payments under minimum volume commitment contracts.

Natural gas processed volumes were 1.75 TBtu/d for fourth quarter 2015, an increase of 7 percent compared to 1.64 TBtu/d for fourth quarter 2014. The increase was primarily related to processed volume growth in the Anadarko basin, including growth from the liquids rich SCOOP and STACK plays.

Gross NGL production was 75.18 MBbl/d for fourth quarter 2015, an increase of 17 percent compared to 64.06 MBbl/d for fourth quarter 2014. The increase was primarily related to increased rich gas production in the Anadarko basin.

Crude oil gathered volumes were 23.04 MBbl/d for fourth quarter 2015, an increase of 15.58 MBbl/d compared to fourth quarter 2014. The increase was driven by the completion of the Bear Den crude gathering system and the continued connection of new wells to Enable’s crude gathering systems.

Interstate transportation firm contracted capacity was 7.01 billion cubic feet per day (Bcf/d) for fourth quarter 2015, a decrease of 10 percent compared to 7.77 Bcf/d for fourth quarter 2014. The decrease was primarily related to contract expirations on the EGT interstate pipeline.

Intrastate transportation average deliveries were 1.82 TBtu/d for fourth quarter 2015, an increase of 14 percent compared to 1.60 TBtu/d for fourth quarter 2014. The increase was primarily related to intrastate transportation demand associated with increased processed gas volumes in the Anadarko basin.

FOURTH QUARTER FINANCIAL PERFORMANCE

Gross margin was $325 million for fourth quarter 2015, a decrease of $46 million compared to $371 million for fourth quarter 2014.

Exhibit 99.1

Gathering and Processing segment gross margin was $174 million for fourth quarter 2015, a decrease of $33 million compared to $207 million for fourth quarter 2014. The decrease in gathering and processing margin was primarily related to lower commodity prices partially offset by increased volumes in the Anadarko and Williston basins.

Transportation and Storage segment gross margin was $151 million for fourth quarter 2015, a decrease of $14 million compared to $165 million for fourth quarter 2014. The decrease in transportation and storage gross margin was primarily a result of lower firm transportation revenues as a result of contract expirations, lower margins on unrealized natural gas derivatives and a decrease in liquid sales related to NGLs collected under contractual arrangements due to lower NGL prices. These decreases were partially offset by higher margins related to system optimization activities.

Operation and maintenance and general and administrative expense was $131 million for fourth quarter 2015, a decrease of $13 million compared to $144 million for fourth quarter 2014. The decrease in operation and maintenance and general administrative expense was primarily a result of the timing of integration and ongoing operating costs in each period combined with lower payroll related costs.

Depreciation and amortization expense was $85 million for fourth quarter 2015, an increase of $14 million compared to $71 million for fourth quarter 2014. The increase in depreciation and amortization expense was primarily a result of additional assets placed into service.

Taxes other than income taxes were $14 million for fourth quarter 2015, a decrease of $1 million compared to $15 million for fourth quarter 2014.

Interest expense was $24 million for fourth quarter 2015, an increase of $4 million compared to $20 million for fourth quarter 2014. The increase was primarily due to an increase in the amount of debt outstanding.

Capital expenditures were $215 million for fourth quarter 2015, compared to $251 million for fourth quarter 2014. Expansion capital expenditures were $168 million for fourth quarter 2015, compared to $196 million for fourth quarter 2014. Maintenance capital expenditures were $47 million for fourth quarter 2015, compared to $57 million for fourth quarter 2014.

Exhibit 99.1

OUTLOOK

Enable has updated its outlook for current commodity price and producer activity expectations. Enable’s updated outlook as of February 17, 2015, is displayed in the table below:

$ in millions, except volume numbers	2016 Outlook
Natural Gas Gathered Volumes (TBtu/d)	3.1 – 3.5
Natural Gas Processed Volumes (TBtu/d)	1.9 – 2.1
Crude Oil – Gathered Volumes (MBbl/d)	26.0 – 30.0
Adjusted EBITDA	$780 – $840
Adjusted Interest Expense, net	$110 – $120
Maintenance Capital	$105 – $125
Preferred Equity Distributions	$32
Distributable Cash Flow	$535 – $565
Coverage Ratio	1.0x or greater
Net Income Attributable to Common Unit Holders	$240 – $310

Outlook is based on the following price assumptions:

2016 Outlook
Natural Gas – Henry Hub ($/MMBtu)	$2.05 – $2.35
NGLs – Mont Belvieu, Texas ($/gal)	$0.30 – $0.34
NGLs – Conway, Kansas ($/gal)	$0.28 – $0.32
Crude Oil – WTI ($/Bbl)	$33.00 – $37.00
____________________
*NGL composite based on assumed composition of 45%, 30%, 10%, 5%, and 10% for ethane, propane, normal butane, isobutane and natural gasoline, respectively

Enable’s updated outlook for expansion capital expenditures is $375 million. Expansion capital includes:

•	Approximately $300 million for gathering pipeline, compression and related capital

•	Approximately $50 million for processing plants

•	Approximately $25 million for transportation and storage projects, including an EGT expansion project

Exhibit 99.1

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing fourth quarter results is scheduled today at 10:00 a.m. Eastern. The dial-in number to access the conference call is 888-632-3384 and the conference call ID is ENBLQ415. Investors may also listen to the call via Enable’s website at http://investors.enablemidstream.com/. Replays of the conference call will be available on Enable’s website.

ANNUAL REPORT

Enable today filed its annual report on from 10-K with the U.S. Securities and Exchange Commission.

The 10-K is available to view, print or download from the SEC filings page under the Investor Relations section on the Enable Midstream website, or at this link.

Unitholders may order a printed copy of the 10-K by contacting Enable Midstream Investor Relations at (405) 558-4600 or ir@enablemidstream.com.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 12,400 miles of gathering pipelines, 13 major processing plants with approximately 2.3 billion cubic feet per day of processing capacity, approximately 7,900 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 85.0 billion cubic feet of storage capacity. For more information, visit EnableMidstream.com.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws.

Exhibit 99.1

This press release is neither an offer to sell nor a solicitation of an offer to purchase the securities described herein.

NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures gross margin, Adjusted EBITDA, distributable cash flow and adjusted net income attributable to Enable Midstream Partners, LP in this press release based on information in its financial statements.

Gross margin, Adjusted EBITDA, distributable cash flow and adjusted net income attributable to Enable Midstream Partners, LP are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;

•	Enable’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of gross margin to revenues, Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest, Adjusted EBITDA to net cash provided by operating activities and net (loss) income attributable to Enable Midstream Partners, LP to adjusted net income attributable to Enable Midstream Partners, LP, the most directly comparable GAAP financial measures, on a historical basis, as applicable, for each of the periods indicated. Enable believes that the presentation of gross margin, Adjusted EBITDA, distributable cash flow and adjusted net income attributable to Enable Midstream Partners, LP provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, distributable cash flow and adjusted net income attributable to Enable Midstream Partners, LP should not be considered as alternatives to net income, operating income, revenue, cash from operations or any other measure of financial

Exhibit 99.1

performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, distributable cash flow and adjusted net income attributable to Enable Midstream Partners, LP have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because gross margin, Adjusted EBITDA, distributable cash flow and adjusted net income attributable to Enable Midstream Partners, LP may be defined differently by other companies in Enable’s industry, its definitions of gross margin, Adjusted EBITDA, distributable cash flow and adjusted net income attributable to Enable Midstream Partners, LP may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the securities laws. All statements, other than statements of historical fact, regarding Enable Midstream Partners’ strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, including statements regarding consummation of the purchase, repayment of indebtedness and expansion capital spending, are forward-looking statements. These statements often include the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions and are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Enable Midstream’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Enable Midstream assumes no obligation to and does not intend to update any forward-looking statements included herein. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in our SEC filings. Enable Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the ownership, operation and development of natural gas and crude oil infrastructure assets. These risks include, but are not limited to, contract renewal risk, commodity price risk, environmental risks, operating risks, regulatory changes and the other risks described under “Risk Factors” in our SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Enable

Exhibit 99.1

Midstream’s actual results and plans could differ materially from those expressed in any forward-looking statements.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(In millions, except per unit data)
Revenues (including revenues from affiliates):	$566	$735	$2,418	$3,367
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	241	364	1,097	1,914
Operation and maintenance, General and administrative	131	144	522	527
Depreciation and amortization	85	71	318	276
Impairments	29	7	1,134	8
Taxes other than income taxes	14	15	59	56
Total Cost and Expenses	500	601	3,130	2,781
Operating (Loss) Income	66	134	(712)	586
Other Income (Expense):
Interest expense (including expenses from affiliates)	(24)	(20)	(90)	(70)
Equity in earnings of equity method affiliates	8	8	29	20
Other, net	—	1	2	(1)
Total Other Income (Expense)	(16)	(11)	(59)	(51)
(Loss) Income Before Income Taxes	50	123	(771)	535
Income tax expense (benefit)	(2)	—	—	2
Net (Loss) Income	$52	$123	$(771)	$533
Less: Net (loss) income attributable to noncontrolling interest	(13)	1	(19)	3
Net (Loss) Income attributable to Enable Midstream Partners, LP	$65	$122	$(752)	$530
Limited partners' interest in net (loss) income attributable to Enable Midstream Partners, LP	$65	122	$(752)	$530

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(In millions)
Reconciliation of gross margin to total revenues:
Total revenues	$566	$735	$2,418	$3,367
Cost of natural gas and natural gas liquids	241	364	1,097	1,914
Gross margin	$325	$371	$1,321	$1,453

Reconciliation of Adjusted EBITDA and distributable cash flow to net (loss) income attributable to controlling interest:
Net (loss) income attributable to Enable Midstream Partners, LP	$65	$122	$(752)	$530
Add:
Depreciation and amortization expense	85	71	318	276
Interest expense, net of interest income	24	20	90	70
Income tax expense	(2)	—	—	2
EBITDA	$172	$213	$(344)	$878
Add:
Loss on extinguishment of debt	—	—	—	4
Distributions from equity method affiliates	5	10	42	23
Non-cash equity based compensation	2	3	9	13
Other non-cash losses	6	14	36	22
Impairments	29	7	1,134	8
Less:
Other non-cash gains	(20)	(38)	(27)	(46)
Noncontrolling Interest Share of Adjusted EBITDA	(14)	—	(20)	(1)
Equity in earnings of equity method affiliates	(8)	(8)	(29)	(20)
Adjusted EBITDA	$172	$201	$801	$881
Less:
Adjusted interest expense, net (1)	(25)	(22)	(102)	(82)
Maintenance capital expenditures	(47)	(57)	(160)	(164)
Current income taxes	—	2	(1)	(1)
Distributable cash flow	$100	$124	$538	$634
____________________
(1) Adjusted interest expense, net excludes the effect of the amortization of the premium on Enable Oklahoma’s fixed rate senior notes. This exclusion is the primary reason for the difference between “Interest expense, net” and “Adjusted interest expense, net.”

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$235	$208	$726	$769
Interest expense, net of interest income	24	20	90	70
Net loss (income) attributable to noncontrolling interest	13	(1)	19	(3)
Income tax expense	(2)	—	—	2
Deferred income tax (expense) benefit	2	(2)	1	(1)
Equity in earnings of equity method affiliates, net of distributions	3	(2)	(13)	(3)
Impairments	(29)	(7)	(1,134)	(8)
Non-cash equity based compensation	(2)	(3)	(9)	(13)
Other non-cash items	(6)	2	5	1
Changes in operating working capital which (provided) used cash:
Accounts receivable	(50)	(64)	(15)	(53)
Accounts payable	(53)	44	29	140
Other, including changes in noncurrent assets and liabilities	37	18	(43)	(23)
EBITDA	$172	$213	$(344)	$878
Add:
Loss on extinguishment of debt	—	—	—	4
Distributions from equity method affiliates	5	10	42	23
Impairments	29	7	1,134	8
Non-cash equity based compensation	2	3	9	13
Other non-cash losses	6	14	36	22
Less:
Other non-cash gains	(20)	(38)	(27)	(46)
Noncontrolling Interest Share of Adjusted EBITDA	(14)	—	(20)	(1)
Equity in earnings of equity method affiliates	(8)	(8)	(29)	(20)
Adjusted EBITDA	$172	$201	$801	$881

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(In millions)
Reconciliation of net (loss) income attributable to Enable Midstream Partners, LP to adjusted net income attributable to Enable Midstream Partners, LP:
Net (loss) income attributable to Enable Midstream Partners, LP	$65	$122	$(752)	$530
Impairments	29	7	1,134	8
Adjusted net income attributable to Enable Midstream Partners, LP	$94	$129	$382	$538

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Operating Data:
Gathered volumes—TBtu	280	305	1,148	1,221
Gathered volumes—TBtu/d	3.04	3.36	3.14	3.34
Natural gas processed volumes—TBtu	161	151	651	569
Natural gas processed volumes—TBtu/d	1.75	1.64	1.78	1.56
NGLs produced—MBbl/d(1)	75.18	64.06	73.55	66.74
NGLs sold—MBbl/d(1)(2)	78.82	65.89	75.55	68.67
Condensate sold—MBbl/d	4.52	4.60	5.13	4.38
Crude Oil - Gathered volumes—MBbl/d	23.04	7.46	13.86	3.64
Transported volumes—TBtu	419	434	1,814	1,808
Transportation volumes—TBtu/d	4.55	4.76	4.97	4.95
Interstate firm contracted capacity—Bcf/d	7.01	7.77	7.19	7.73
Intrastate average deliveries—TBtu/d	1.82	1.60	1.84	1.61
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(1)	Excludes condensate.

(2)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

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